Exhibit 10.14

2007 Senior Management Team Bonus Program

The Senior Management Team Bonus Program for 2007 (the “Plan”) will consist of the following elements:

1.	Company Results Earned for achieving or exceeding Company goals which will be approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The current proposed metric is earnings (loss) per share against budget. For purposes of the Plan, the term “Company” includes all subsidiaries of Imperium Renewables, Inc.

2.	Individual Performance Objectives - Except for the CEO, President and CFO, each participant will be eligible to earn a portion of their bonus ranging from 25%-50% of his/her total bonus, as determined by the Compensation Committee, based upon the accomplishment of the business line/department/plant, key personal goals and budget management. The Compensation Committee will determine the level of accomplishment of the Individual Performance Objectives.

3.	Bonus paid to the CEO, President and CFO shall be 100% tied to Company Results.

Program Participants:

Participants in this Plan are Company employees serving in positions of Vice President or above. Additional participants may be designated by the Compensation Committee. Target Bonus percentages for each position, other than CEO and President, will be established by the Compensation Committee as part of its review of total compensation for each participant.

Company Results Bonus:

Participants have the opportunity to earn up to 100% of their bonus based on Company Results, which shall consist of Company performance metrics to be established by the Compensation Committee.

Individual Performance Bonus:

Participants are eligible to earn a portion of a bonus based upon individual performance criteria for the participant’s particular area of responsibility as set forth in each participant’s individual bonus template approved by the Compensation Committee. The bonus criteria are to be established in writing at the beginning of the year, approved by the participant’s manager, and submitted to the Human Resources Department for submission to the Compensation Committee.

Bonus Payment Guidelines:

Both the Company Results portion of the bonus, if any, and the Individual Performance portion of the bonus, if any, will be paid annually and in cash. To be eligible to receive the bonus, you must be employed with the Company at the time of the payment. If a bonus is earned, payments will be made after the Company’s 2007 results are available and in any event (unless approved by the Compensation Committee) no later than March 15, 2008. If you were hired in 2007, the bonus will be pro-rated based upon length of service (credit will be given for each month of service with more than 15 calendar days worked) in this fiscal year. The pay to calculate the bonus is based on the monthly pay (annual pay divided by 12) at the end of the plan year. The plan year ends December 31, 2007.

Each participant will have a target bonus amount as a percentage of their base pay, as determined by the Compensation Committee. The bonus payment will be subject to withholding at the IRS supplemental rate.

Administration:

The Compensation Committee is responsible for administering the Plan, determining the Company Results and the Individual Performance Objectives, and the achievement of the same. All determinations by the Compensation Committee shall be final and conclusive.

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